Exhibit 10.6

September 9, 2022

Jeffrey Finer

Re:	Offer of Employment by Septerna, Inc.

Dear Jeff:

On behalf of Septerna, Inc. (the “Company”), I am pleased to confirm our offer to employ you as Chief Executive Officer (“CEO”). The initial terms and conditions of your employment, should you accept this offer, are set forth below in this letter agreement (the “Agreement”):

1. Position. As CEO, you will report to the Company’s Board of Directors (the “Board”). This is a full-time employment position. It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time), except as expressly authorized in writing by me. Notwithstanding the foregoing, you may (a) continue to serve as a Venture Partner at Third Rock Ventures, (b) continue to serve on the Board of Directors of Strateos, and as a board observer at Ambys Medicines and Maze Therapeutics and (c) engage in religious, charitable and other community activities so long as such activities do not interfere or conflict with your obligations to the Company.

2. Start Date. Your employment with the Company will begin on September 13, 2022 unless another date is agreed to by you and the Company. The actual first day of your employment with the Company shall be referred to herein as the “Start Date.”

3. Compensation and Related Matters.

(a) Base Salary. The Company will pay you an initial base salary at the rate of $475,000.00 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be subject to periodic review and adjustments at the Company’s discretion. Your base salary in effect at any given time is referred to herein as the “Base Salary.”

(b) Annual Bonus. You will initially be eligible to receive an annual performance bonus of up to 40% of your Base Salary. The target annual bonus in effect at any given time is referred to herein as “Target Bonus.” Any bonus awarded for the calendar year in which your employment commences will be prorated based on the Start Date. The actual bonus amount is discretionary. To earn an annual bonus, the Company and you must achieve applicable performance metrics, to be established and determined by the Board, and you must be employed by the Company as of the payment date of such bonus. Any annual bonus will be paid no later than March 15th of the calendar year following the calendar year to which such bonus relates.

(c) Signing Bonus. Conditioned upon your commencing employment with the Company, you will also be advanced a $100,000 signing bonus, paid on your first scheduled pay date after your Start Date, subject to applicable deductions and withholdings (“Signing Bonus”). Your Signing Bonus is conditioned upon your continued employment with the Company through the one (1) year anniversary of your Start Date, and is not earned until that anniversary date. If your employment with the Company ends prior to the one (1)-year anniversary of your Start Date, you will be responsible for repaying the Signing Bonus, in full, to the Company within ten (10) days of your departure from the Company.

(d) Expenses. The Company will promptly reimburse you for all reasonable expenses incurred by you in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for similarly situated employees.

(e) Benefits/Paid Time Off. You will be eligible, subject to the terms of the applicable plans and programs, to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods, if applicable, will be made available to you as and when such benefit(s) become available. You will be entitled to paid time off consistent with the terms of the Company’s paid time off policy, as in effect from time to time. The Company reserves the right to modify, amend or cancel any of its benefits plans or programs at any time.

4. Equity Award. In addition to your existing equity grant(s) (“Existing Award”), subject to the approval of the Board, you will be granted the right to purchase 4,500,000 shares of the Company’s Common Stock (the “New Award”) as soon as practicable after the Start Date. The New Award will be subject to the terms and conditions applicable to shares granted under the stock option and grant plan in effect at the time of the grant (the “Plan”) and the applicable equity award agreement (collectively with the Plan, the “Equity Documents”). You shall vest in the shares subject to the New Award in equal monthly installments over 48 months of continuous service, with your vesting commencement date being August 2, 2022, as described in more detail in the Equity Documents. Your Existing Award shall continue to be governed by the terms and conditions applicable to shares granted under the stock option and grant plan in effect at the time of the grant and the applicable equity award agreement (the “Preserved Agreements”).

5. Location. Your primary work location will be at the Company’s office, which is currently in South San Francisco, California, provided that you may be required to travel for business from time to time, consistent with the Company’s business needs.

6. At-Will Employment; Date of Termination. At all times your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason, subject to the terms of this Agreement. Although your job duties, title, reporting structure, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Board. Your last day of employment for any reason is referred to herein as the “Date of Termination.” In the event that you elect to end your employment the Company requires you to provide at least 30 days’ advance written notice to the Company. Notwithstanding the foregoing, the Company may unilaterally accelerate the Date of Termination, and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

7. Accrued Obligations. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary and, if applicable, any accrued but unused vacation, through the Date of Termination and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”).

8. Severance Pay and Benefits Outside of the Change in Control Period. In the event that the Company terminates your employment without Cause or you terminate your employment for Good Reason, in either case, outside of the Change in Control Period (as such capitalized terms are defined in Appendix A), then, in addition to you being entitled to the Accrued Obligations, and subject to (i) you signing a separation agreement and release in a form and manner reasonably satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of the Continuing Obligations (as defined below) and shall provide that if you breach the Continuing Obligations, all payments of the Severance Amount (as defined below) shall immediately cease (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven (7) day revocation period:

(a) The Company shall pay you an amount equal to twelve (12) months of your Base Salary (the “Severance Amount”); and

(b) subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider(s), the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Date of Termination; (B) your eligibility for group health plan benefits under any other employer’s group health plan; or (C) the cessation of your continuation rights under COBRA; provided, however, that if the Company reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments, if to you, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under this Section 8, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A- 2(b)(2).

If your employment ends for any reason other than a termination by the Company without Cause you will be entitled to the Accrued Obligations and will not be entitled to any further compensation from the Company. For the avoidance of doubt, if your employment ends due to your death or disability, you will receive the Accrued Obligations but will not be eligible for severance pay and benefits, whether pursuant to Section 8, Section 9 or otherwise.

9. Severance Pay and Benefits Within the Change in Control Period. In the event that the Company terminates your employment without Cause or you terminate your employment for Good Reason, in either case, within the Change in Control Period, then, in addition to you being entitled to the Accrued Obligations, and subject to you signing the Separation Agreement and Release and it becoming fully effective, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven (7) day revocation period, the Company shall (i) provide you the severance pay and benefits set forth in Section 8, subject to the terms and conditions set forth in Section 8; (ii) provide you the amount of your Target Bonus for the then-current year; and (iii) notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all of your time-based stock options and other stock-based ·awards subject to time-based vesting (the “Time-Based Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (x) _the Date of Termination or (y) the effective date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Time- Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date.

For the avoidance of doubt, Section 8 and Section 9 of this Agreement are mutually exclusive and in no event shall you be entitled to payments or benefits pursuant to both Section 8 and Section 9 of this Agreement.

10. Continuing Obligations.

(a) Restrictive Covenants Agreement. As a condition of your employment, you are required to enter into the Employee Confidentiality, Assignment and Nonsolicitation Agreement enclosed with this Agreement (the “Restrictive Covenants Agreement”). For purposes of this Agreement, the obligations in this Section 10 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”

(b) Third Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party which restricts in any way your use or disclosure of information, other than confidentiality restrictions (if any) or your engagement in any business. You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) Litigation and Regulatory Cooperation. During and after your employment, you shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information. Your full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 10(c).

(d) Relief You agree that it would be difficult to measure any damages caused to the Company which might result from your breach-of any of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

11. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement or otherwise on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) twelve months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the twelve month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the termination of your employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12. Withholding; Tax Effect. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

13. Interpretation and Enforcement. Except for the Preserved Agreements (which shall remain in full force and effect unless otherwise provided herein), this Agreement, together with Appendix A, the Restrictive Covenants Agreement and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. Except as expressly otherwise provided in the Equity Documents or the Restrictive Covenants Agreement, the terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

14. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further, that if you remain employed or become employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then you shall not be entitled to any payments, benefits or vesting pursuant to Section 8 or pursuant to Section 9 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

15. Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.

16. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Conditions. This offer is contingent on the completion of successful reference and background checks, if so requested and as determined by the Company. In addition, all employees must be fully vaccinated against COVID-19 (with the Moderna, Pfizer, or J&J/Janssen vaccine) and submit a certification of same to the Company before your Start Date, unless the Company has approved a reasonable accommodation exempting you from this requirement. Please contact Human Resources if you require such an exemption due to a medical condition or a sincerely held religious belief. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

18. Other Terms. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals.

[Signature page follows.]

To accept this offer of employment, please sign and return this Agreement and the Restrictive Covenants Agreement by September 12, 2022. We look forward to your joining the Company.

Very truly yours,

By:	/s/Jeffrey Tong

Name:	Jeffrey Tong
Title:	Chairman of the Board of Directors

Enclosure (Employee Confidentiality, Assignment and Nonsolicitation Agreement)

I have read and accept this employment offer:

By:	/s/ Jeffrey Finer
Name: Jeffrey Finer

Date Signed: 9-11-2022

Appendix A

1.

“Cause” shall mean: (i) conduct by you constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) your commission of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by you that would reasonably be expected to result in material injury or material reputational harm to the Company or any of its subsidiaries and affiliates if you were retained in you; (iv) your continued willful non-performance of your responsibilities hereunder (other than by reason of your physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board; (v) your breach of any obligation in the Restrictive Covenants Agreement; (vi) a material violation by you of any of the Company’s written employment policies; or (vii) your failure to reasonably cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Board to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

2.	“Change in Control” shall have the same meaning as the term “Sale Event” is defined in the Plan.

3.	“Change in Control Period” shall mean the twelve (12) month period that immediately follows the first event constituting a Change in Control.

4.

“Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties; (ii) a material diminution in your Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (iii) the material breach of your employment agreement by the Company.

5.

“Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.